EXHIBIT 99.1

Enviva Reports Third-Quarter 2021 Results, Increases Distribution, and Announces First Industrial Contract
BETHESDA, Md., November 3, 2021 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” “we,” “us,” or “our”) today announced financial and operating results for the third quarter of 2021, declared its 25th consecutive quarterly distribution increase, and announced its first direct contract with an industrial customer, a European counterparty that processes solid biomass into refined liquids that ultimately become high-grade renewable fuels like sustainable aviation fuel (“SAF”) and biodiesel.
Highlights:
•For the third quarter of 2021, Enviva declared a distribution of $0.840 per common unit, an 8.4% increase over the third quarter of 2020 and its 25th consecutive quarterly distribution increase since its IPO. Enviva expects to distribute $3.30 and $3.62 per share for full-year 2021 and 2022, respectively
•For the third quarter of 2021, Enviva reported a net loss of $0.1 million, adjusted net income of $28.3 million, and adjusted EBITDA of $62.9 million. Adjusted EBITDA increased by 15.6% over the same period in 2020
•On October 15, 2021, Enviva announced the acquisition of its former sponsor, Enviva Holdings, LP (“Holdings”), and the elimination of incentive distributions rights (the “Simplification Transaction”). Enviva also announced plans to convert from a master limited partnership to a corporation under the name of Enviva Inc. by the end of the year (the “Conversion”); a unitholder meeting is now scheduled to be held on December 17, 2021
•Enviva announced the signing of a new 10-year take-or-pay off-take contract to supply an industrial customer with up to approximately 1.2 million metric tons per year (“MTPY”) of wood pellets, to be refined into feedstock for the production of SAF and other renewable fuels, with initial annual deliveries of 60,000 MTPY expected to commence in 2023
“For the third quarter of 2021, Enviva delivered financial and operational results that represent an important step forward for us, and we are positioned for a solid finish to what has been an incredible year for our company, our team, and our equity holders,” said John Keppler, Chairman and Chief Executive Officer. “Today, we are very pleased to announce our inaugural contract in the rapidly growing industrial sector, with a customer who will process our solid biomass into refined liquids that ultimately become high-grade renewable fuels like sustainable aviation fuel and biodiesel. We expect this important milestone to be just the first of many as we work with large industrial customers who can use our products to make difficult-to-decarbonize industries less GHG-intensive and more sustainable.”
“The future has never been brighter for Enviva. With our transformative Simplification Transaction and Conversion, along with our expanding production capacity underpinned by our existing assets,

the plant expansions underway, and the commissioning of the Lucedale plant and the Pascagoula terminal, we are entering 2022 with increased size and scale, a significantly improved cost of capital, and a broadening customer base. With the potential of exponential growth ahead for our product, driven by global commitments to ‘net zero,’ we are continuing to build a company and a platform that delivers real climate change benefits, today, while consistently and sustainably delivering superior returns to our stakeholders.”
Distribution
On November 3, 2021, Enviva’s board of directors declared a distribution of $0.840 per common unit for the third quarter of 2021, an increase of 8.4% over the corresponding period in 2020. This distribution represents the 25th consecutive distribution increase since Enviva’s IPO. The quarterly distribution will be paid on Friday, November 26, 2021, to unitholders of record as of the close of business on Monday, November 15, 2021.
Third-Quarter 2021 Financial Results

$ millions, unless noted	3Q21	3Q20	% Change
Net Revenue	237.4	225.6	5.2
Gross Margin	26.0	25.6	1.6
Adjusted Gross Margin	56.7	56.8	(0.2)
Net Income (Loss)	(0.1)	1.4	(107.1)
Adjusted Net Income	28.3	16.1	75.8
Adjusted EBITDA	62.9	54.4	15.6
DCF	49.5	42.2	17.3
Adjusted Gross Margin $/metric ton	48.38	50.13	(3.5)
•Net revenue increased by $11.8 million, or 5.2%, for the third quarter of 2021 as compared to the third quarter of 2020, substantially due to an increase in product sales. The increase in net revenue and product sales volumes was temporarily dampened as a result of labor-related and other challenges associated with COVID-19 experienced by our contractors and supply chain partners that had a temporal, but more pronounced than anticipated, impact on our operations and project execution schedule. Based on the actions we have taken and the plans we have in place, we believe these issues are beginning to be behind us
•Gross margin for the third quarter of 2021 decreased by $0.4 million, or 1.6%, as compared to the third quarter of 2020, principally due to higher revenue being offset by higher cost of goods sold
•Adjusted gross margin for the third quarter of 2021 was flat as compared to the third quarter of 2020, and adjusted gross margin per metric ton for the third quarter of 2021 decreased by $1.75, or 3.5%, as compared to the third quarter of 2020, primarily due to the factors impacting net revenue as described above
•Enviva generated a net loss of $0.1 million for the third quarter of 2021 as compared to net income of $1.4 million for the corresponding period in 2020. Adjusted net income for the third quarter of 2021 increased by $12.2 million, or 75.8%, as compared to the corresponding period in 2020

•Adjusted EBITDA for the third quarter of 2021 was $62.9 million, an increase of $8.5 million, or 15.6%, as compared to the third quarter of 2020, and DCF was $49.5 million, an increase of $7.3 million, or 17.4%, for the third quarter of 2021 as compared to the corresponding period in 2020; both increases were primarily due to the Lucedale plant and Pascagoula terminal acquisitions
•Based on the declared distribution of $0.84 per unit, Enviva’s distribution coverage ratio on a cash basis for the third quarter of 2021 was 1.13 times
•Enviva’s liquidity as of September 30, 2021, which included cash on hand and availability under its $525.0 million revolving credit facility, was $191.9 million
Simplification Transaction and Corporate Conversion Details

As previously announced on October 15, 2021, Enviva completed the Simplification Transaction, whereby Enviva acquired 100% of the ownership interests of Holdings, and eliminated all outstanding incentive distribution rights in exchange for 16 million common units of EVA. Enviva did not assume or issue any debt, or incur any significant drawings under its revolving credit facility, in connection with the Simplification Transaction.

Consistent with the terms of the transaction, former owners of Holdings are now direct investors in Enviva and have agreed to reinvest all dividends related to 9 million of the 16 million new units during the period beginning with the distribution for the third quarter of 2021 through the dividend for the fourth quarter of 2024.

Enviva expects the Conversion to take effect as of December 31, 2021. As noted in a press release issued earlier today, the board has established November 19, 2021 as the record date for the unitholder meeting, which will be held on December 17, 2021.

“Following on the heels of our successfully completed Simplification Transaction, we are very excited about our pending Conversion to a traditional corporation,” said Keppler. “By evolving our same great business into an even better corporate structure, we believe we are creating a unique opportunity for investors across the globe to participate in the step-change accretion we have ahead of us, whether by directly investing in Enviva Inc. or investing passively through one of the many indices in which we will become eligible for inclusion.”

2021 and 2022 Guidance Update

The table and narrative below include Enviva’s guidance for 2021 and 2022. Our guidance for full-year 2021 is based on our actual performance on a stand-alone basis from January 1, 2021 through October 14, 2021 (the closing date of the Simplification Transaction), and our expected performance on a consolidated basis, inclusive of the assets and operations acquired as part of the Simplification Transaction, from the closing date through the balance of the year ending December 31, 2021. This full-year 2021 guidance does not, however, reflect a potential recast of our historical results, which may be required under GAAP due to the Simplification Transaction. If recast, our results would reflect the acquisition of our former sponsor for the three-year period beginning January 1, 2019, even though the acquisition closed on October 14, 2021. We expect the addition of our former sponsor’s development-related expenses and the elimination of intercompany transactions, including the MSA Fee Waivers and other forms of sponsor support, would cause our 2021 GAAP results on a recast basis to be significantly different from and lower than the 2021 guidance described below. We believe our 2021 guidance provides investors with the best and most relevant information to evaluate the company’s financial and operating performance because it reflects Enviva’s actual and historically reported performance on a stand-alone basis through the closing date of the Simplification Transaction and expected performance on a consolidated basis from the closing date until year-end. We are currently unable to reconcile the 2021 guidance set forth below to the closest GAAP financial measures because we have neither prepared such a recast nor concluded it will be required; however, for purposes of comparability and transparency, we plan to measure our 2021 results on a non-recast basis against our 2021 guidance, which we are reaffirming.

$ millions, unless noted	2021	2022
Net Income	4.0 - 14.0	42.0 - 67.0
Adjusted EBITDA	225.0 - 235.0	275.0 - 300.0
DCF	165.0 - 175.0	210.0 - 235.0
Dividend per Common Unit/Share	$3.30/unit	$3.62/share

On October 15, 2021, Enviva updated full-year 2021 and 2022 guidance as a result of the Simplification Transaction and Conversion. Updated guidance for full-year 2021 includes the expected post-closing results of the assets and operations acquired as part of the Simplification Transaction, including approximately $15 million to $20 million of incremental selling, general, and administrative expenses (“SG&A”). For full-year 2022, Enviva expects SG&A related to activities acquired in the Simplification Transaction to range from $37 million to $43 million.

The SG&A noted above includes costs associated with the market and asset development activities formerly conducted by our sponsor, now expensed by Enviva, which include the creation and maintenance of our global customer contract pipeline and the development of potential new asset sites. Given the quality and size of our current customer contract pipeline, we believe we will be able to support the addition of at least six new fully contracted wood pellet production plants and several highly accretive expansion projects, which over approximately the next five years would roughly double the size of our current production capacity. With the benefit of the capabilities, resources, and activities now housed within Enviva, we expect to construct our new fully contracted wood pellet production plants at an approximately 5x adjusted EBITDA project investment multiple as compared to a historic drop-down acquisition multiple of roughly 7.5x.

Actual amounts reported for SG&A may vary due to the level of capitalization of development costs associated with new plant construction and expansion projects. Importantly, we expect SG&A resulting from the Simplification Transaction to decline over time as we benefit from synergies and execute streamlining initiatives, with the expectation that we will reduce these expenses by approximately $5 million on an annual run-rate basis commencing in 2023.

Contracting and Market Update

Significant progress is being made by regulators, policymakers, utilities, power generators, and difficult-to-decarbonize industries towards achieving net-zero emissions. This progress, combined with favorable legislative and policy recommendations supporting substantial incremental utilization of sustainably sourced biomass, continues to reinforce the growing long-term market opportunity for Enviva’s product around the world.

Today, Enviva announced the signing of a new 10-year take-or-pay off-take contract to supply our first direct industrial customer with 60,000 MTPY of wood pellets to be used as a feedstock in the refining process for SAF and other renewable fuels like biodiesel. Deliveries under the initial tranche of the contract are scheduled to commence in 2023, with volumes potentially increasing to approximately 1.2 million MTPY by 2027, through a series of additional 10-year take-or-pay tranches, as the customer builds incremental production capacity. Enviva will be the sole supplier of this customer’s incremental wood pellet needs. The initial tranche's conditions precedent, are expected to be met during 2022.

As of October 1, 2021, and including the initial 60,000 MTPY tranche related to the recently announced industrial contract as well as the recently announced contracts with Drax Group PLC and a large Japanese trading house, Enviva’s total weighted-average remaining term of off-take contracts is approximately 14.5 years, with a total contracted revenue backlog of over $21 billion.

This contracted revenue backlog of over $21 billion is complemented by a similarly large and growing customer pipeline consisting of long-term off-take opportunities in our traditional markets for biomass-fired power and heat generation in geographies ranging from the United Kingdom to the European Union (including emerging opportunities in Germany and Poland), and from Asia (including incremental demand in Japan, emerging potential in Taiwan, and maturing opportunities in South Korea) to developing industrial segments across the globe (including steel, cement, lime, chemicals, SAF, and biodiesel). Over the next 12 months, we expect to progress negotiations and convert numerous contract pipeline opportunities, as well as previously signed exclusive memoranda of understanding, into binding contracts.

Shaping a secure and sustainable energy future continues to be at the forefront of the global energy dialogue and, in mid-October 2021, the International Energy Agency (“IEA”) published a special edition of the World Energy Outlook 2021 report to assist decision-makers at the United Nations Climate Change Conference (“COP26”) in Glasgow, Scotland. The report warns that current progress on clean energy remains “far too slow to put global emissions into sustained decline towards net zero.” In laying out a more rapid energy transition plan, the report states: “Modern bioenergy plays a key role in meeting net zero pledges.” To achieve net-zero carbon emissions by 2050, the report calls for coal to be phased out of the global power sector at a more rapid pace and replaced with low emissions energy sources that complement each other, such as wind, solar, nuclear, hydropower, and bioenergy. The report further states: “There is a growing role for alternative, low emissions fuels such as modern bioenergy and hydrogen-based fuels in all scenarios … These play a key role in the achievement of net zero targets …”

“The IEA report echoes the sentiment of the UN Intergovernmental Panel on Climate Change report issued just a few months ago that time is running out to put in place the measures needed to prevent further irreversible damage from climate change to our planet,” said Keppler. “While there is no silver bullet to achieve net zero, sustainable wood bioenergy is a proven technology that can be expanded at scale – today – to accelerate the energy transition. I am very excited to have accepted an invitation to present next week at COP26 to respected climate and energy authorities and policymakers from around the world about the important and well-recognized role modern bioenergy plays as a part of the global solution to climate change.”

Net Zero Promise

Enviva is making significant progress toward its goal to achieve net zero greenhouse gas emissions in its operations by 2030, in part by using 100% renewable energy at our facilities. Recently, we announced a supply contract with GreenGasUSA, an integrated renewable natural gas (“RNG”) solutions provider, which includes a 10-year RNG off-take agreement to decarbonize natural gas-related emissions in our operations. The methane captured and emissions eliminated as a result of this contract are expected to offset approximately 75% of Enviva’s current direct emissions from its manufacturing operations, or Scope 1 emissions, on an annual basis for the duration of the 10-year agreement, which includes renewal options for an additional 10 years.

Asset Update

Construction of the Lucedale plant is nearing completion, and we expect commissioning to commence in late fourth-quarter 2021. Our terminal at the Port of Pascagoula also remains on track to receive, store, and load production from the Lucedale plant once the plant is operational.
The Northampton expansion is complete and the Southampton expansion continues its commissioning ramp. Construction on the Greenwood expansion is also nearing completion. Further, we have made significant investments in the “Multi-Plant Expansions,” commencing at Enviva’s Sampson and Hamlet plants, with Cottondale to follow.

As part of the Simplification Transaction, Enviva acquired projects at 15 plant sites, all in various stages of evaluation and development. One of these acquired sites is the fully contracted Epes plant, which is currently under development. We expect to commence construction in early 2022, with an in-service date scheduled for mid-2023. The Epes plant is designed and permitted to produce more than one million MTPY of wood pellets, which would make it the largest wood pellet production plant in the world.

A prospective production plant in Bond, Mississippi is the next most likely to be constructed, and is being developed to produce between 750,000 and more than 1 million MTPY of wood pellets. The Bond plant's proximity to the Port of Pascagoula positions us to transport its production efficiently by truck from the plant to our terminal at the port. We expect construction of the Bond plant to commence once the Epes plant is operational, but timing of construction could be expedited depending on the schedule and delivery requirements of additional off-take contract opportunities under negotiation and general market conditions.

Third-Quarter 2021 Earnings Call Details

Enviva will host a webcast and conference call on Thursday, November 4, at 10 a.m. Eastern time to discuss third-quarter 2021 results. Conference call numbers for North American participation are 1 (877) 883-0383, and +1 (412) 902-6506 for international callers. The passcode number is 4195252. Alternatively, the call can be accessed online through a webcast link provided on Enviva’s Events & Presentations website page, located at ir.envivabiomass.com.

About Enviva

Enviva (NYSE: EVA) aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. Enviva sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom, the European Union, and

Japan. Enviva owns and operates 10 plants with a combined production capacity of approximately 6.2 million metric tons per year in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi. In addition, Enviva exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva, please visit our website at envivabiomass.com. Follow Enviva on social media @Enviva.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except number of units)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,792	$10,004
Accounts receivable	86,889	124,212
Related-party receivables, net	6,909	2,414
Inventories	53,814	42,364
Prepaid expenses and other current assets	16,055	16,457
Total current assets	175,459	195,451
Property, plant and equipment, net	1,395,506	1,071,819
Operating lease right-of-use assets	58,421	51,434
Goodwill	99,660	99,660
Other long-term assets	10,645	11,248
Total assets	$1,739,691	$1,429,612
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$24,698	$15,208
Accrued and other current liabilities	130,543	108,976
Interest payable	12,486	24,642
Current portion of long-term debt and finance lease obligations	11,906	13,328
Total current liabilities	179,633	162,154
Long-term debt and finance lease obligations	1,134,706	912,721
Long-term operating lease liabilities	58,566	50,074
Deferred tax liabilities, net	13,157	13,217
Other long-term liabilities	26,105	15,419
Total liabilities	1,412,167	1,153,585
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (31,430,928 and 26,209,862 units issued and outstanding at September 30, 2021 and December 31, 2020, respectively)	555,450	424,825
Common unitholder—sponsor (13,586,375 units issued and outstanding at September 30, 2021 and December 31, 2020)	1,060	41,816
General partner (1) (no outstanding units)	(181,293)	(142,404)
Accumulated other comprehensive income (loss)	1	(18)
Total Enviva Partners, LP partners’ capital	375,218	324,219
Noncontrolling interests	(47,694)	(48,192)
Total partners’ capital	327,524	276,027
Total liabilities and partners’ capital	$1,739,691	$1,429,612
(1) Includes incentive distribution rights

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Product sales	$229,698	$216,187	$725,470	$569,691
Other revenue	7,700	9,393	38,014	28,078
Net revenue	237,398	225,580	763,484	597,769
Cost of goods sold	186,019	178,088	616,813	465,113
Loss on disposal of assets	3,907	1,684	7,255	3,236
Depreciation and amortization	21,463	20,237	63,784	48,863
Total cost of goods sold	211,389	200,009	687,852	517,212
Gross margin	26,009	25,571	75,632	80,557
General and administrative expenses	5,357	6,425	10,444	10,284
Related-party management services agreement fee	10,134	6,196	28,150	20,832
Total general and administrative expenses	15,491	12,621	38,594	31,116
Income from operations	10,518	12,950	37,038	49,441
Other (expense) income:
Interest expense	(10,624)	(11,950)	(35,903)	(32,468)
Other (expense) income, net	(31)	136	(85)	267
Total other expense, net	(10,655)	(11,814)	(35,988)	(32,201)
Net (loss) income before income tax benefit	(137)	1,136	1,050	17,240
Income tax benefit	(66)	(275)	(59)	(275)
Net (loss) income	(71)	1,411	1,109	17,515
Less net income attributable to noncontrolling interest	27	—	109	—
Net (loss) income attributable to Enviva Partners, LP	$(98)	$1,411	$1,000	$17,515
Net loss per limited partner common unit:
Basic and diluted	$(0.28)	$(0.18)	$(0.77)	$(0.11)
Weighted-average number of limited partner common units outstanding:
Basic and diluted	45,015	39,767	42,079	35,814

Distributions declared per limited partner common unit	$0.840	$0.775	$2.440	$2.220

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$1,109	$17,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,237	49,801
MSA Fee Waivers	36,150	13,963
Amortization of debt issuance costs, debt premium and original issue discounts	1,861	1,471
Loss on disposal of assets	7,255	3,236
Unit-based compensation	7,756	6,602
Fair value changes in derivatives	3,968	(3,022)
Unrealized (losses) gains on foreign currency transactions, net	(13)	73
Change in operating assets and liabilities:
Accounts and other receivables	38,138	(14,361)
Related-party activity, net	(4,674)	(6,621)
Prepaid expenses and other current and long-term assets	1,640	12,238
Inventories	(11,560)	(17,505)
Derivatives	(7,649)	(250)
Accounts payable, accrued liabilities and other current liabilities	(3,274)	16,771
Deferred revenue	(4,918)	(4,139)
Accrued interest	(15,083)	4,820
Operating lease liabilities	(4,951)	(3,832)
Other long-term liabilities	(292)	(17,570)
Net cash provided by operating activities	110,700	59,190
Cash flows from investing activities:
Purchases of property, plant and equipment	(151,023)	(76,887)
Payments in relation to the Lucedale-Pascagoula Drop-Down, net of cash acquired	(245,652)	—
Payments in relation to the Greenwood Drop-Down, net of cash acquired	—	(129,631)
Payments in relation to the Georgia Biomass Acquisition, net of cash acquired	—	(163,299)
Other	—	(3,769)
Net cash used in investing activities	(396,675)	(373,586)
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility, net	224,500	105,000
Proceeds from debt issuance	—	155,625
Principal payments on other long-term debt and finance lease obligations	(9,235)	(3,708)
Cash paid related to debt issuance costs and deferred offering costs	(1,639)	(3,838)
Proceeds from common unit issuances, net	214,831	191,113
Payments in relation to the Hamlet Drop-Down	—	(40,000)
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(129,938)	(93,634)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(10,756)	(3,869)
Net cash provided by financing activities	287,763	306,689
Net increase (decrease) in cash, cash equivalents and restricted cash	1,788	(7,707)
Cash, cash equivalents and restricted cash, beginning of period	10,004	9,053
Cash, cash equivalents and restricted cash, end of period	$11,792	$1,346

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (continued)
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Non-cash investing and financing activities:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$16,411	$18,270
Supplemental information:
Interest paid, net of capitalized interest	$20,545	$22,666

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance. In addition, we have included herein 2021 estimated financial results (the “2021 Guidance”), which include the expected post-closing results of the assets and operations acquired as part of the Simplification Transaction, but do not reflect any recast of our historical financials as a result of the Simplification Transaction. If GAAP requires a recast of our historical financials as a result of the Simplification Transaction, the 2021 Guidance will constitute a Non-GAAP measure. Our management uses our 2021 Guidance as a supplemental measure to represent the financial results of the assets and operations of the publicly traded entity.

Adjusted Net Income
We define adjusted net income as net income excluding interest expense associated with incremental borrowings related to a fire that occurred in February 2018 at the Chesapeake terminal (the “Chesapeake Incident”) and Hurricanes Florence and Michael (the “Hurricane Events”), early retirement of debt obligation, and acquisition and integration and other costs, adjusting for the effect of certain sales and marketing, scheduling, sustainability, consultation, shipping, and risk management services (collectively, “Commercial Services”), and including, for periods prior to the Simplification Transaction, certain non-cash waivers of fees for management services provided to us by our sponsor (collectively, “MSA Fee Waivers”) and, for periods after the Simplification Transaction, certain payments under the Support Agreement entered into in connection therewith (“Support Payments”). We believe that adjusted net income enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.

Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding loss on disposal of assets, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, non-cash unit compensation expenses, and acquisition and integration costs and other costs included in this expense category, adjusting for the effect of Commercial Services, and including, for periods prior to the Simplification Transaction, the MSA Fee Waivers and, for periods after the Simplification Transaction, the Support Payments. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our operating costs for a view of profitability and performance on a total-dollar and a per-metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and our production and distribution of wood pellets.

Adjusted EBITDA
We define adjusted EBITDA as net income excluding depreciation and amortization, interest expense, income tax expense (benefit), early retirement of debt obligations, non-cash unit compensation expense, loss on disposal of assets, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, and acquisition and integration costs and other costs included in this expense category, adjusting for the effect of Commercial Services, and including, for periods prior to the Simplification Transaction, the MSA Fee Waivers and, for periods after the Simplification Transaction, the Support Payments. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow
We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures, cash income tax expenses, and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts, and the impact from incremental borrowings related to the Chesapeake Incident and Hurricane Events. We use distributable cash flow as a performance metric to compare our cash-generating performance from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. We do not rely on distributable cash flow as a liquidity measure.

Limitations of Non-GAAP Financial Measures
Adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The estimated incremental adjusted EBITDA that can be expected from the development of new wood pellet plant capacity by Enviva following the Simplification Transaction is based on an internal financial analysis of the anticipated benefit from the incremental production capacity and cost savings we expect to realize as compared to drop-down acquisitions. Such estimates are based on numerous assumptions and are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks that could cause actual results and amounts to differ materially from such estimates. A reconciliation of the estimated incremental adjusted EBITDA expected to be generated by a new wood pellet production plant constructed by Enviva to the closest GAAP financial measure, net income, is not provided because net income expected to be generated thereby is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to the financing of such a plant and depreciation is not available at this time.

The following tables present a reconciliation of adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Reconciliation of net (loss) income to adjusted net income:
Net (loss) income	$(71)	$1,411	$1,109	$17,515
Acquisition and integration costs and other	7,294	4,908	8,297	5,865
MSA Fee Waivers	21,125	9,206	36,150	13,963
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	—	554	—	1,672
Commercial Services	—	—	—	(4,139)
Adjusted net income	$28,348	$16,079	$45,556	$34,876

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin	$26,009	$25,571	$75,632	$80,557
Loss on disposal of assets	3,907	1,684	7,255	3,236
Non-cash unit compensation expense	471	471	1,415	1,415
Depreciation and amortization	21,463	20,237	63,784	48,863
Changes in unrealized derivative instruments	(4,365)	2,616	(3,567)	(4,058)
MSA Fee Waivers	8,886	5,465	16,945	5,465
Acquisition and integration costs and other	325	751	397	751
Commercial Services	—	—	—	(4,139)
Adjusted gross margin	$56,696	$56,795	$161,861	$132,090
Metric tons sold	1,172	1,133	3,688	2,985
Adjusted gross margin per metric ton	$48.38	$50.13	$43.89	$44.25

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021		2020	2021	2020
	(in thousands)
Reconciliation of net (loss) income to adjusted EBITDA:
Net (loss) income	$(71)		$1,411	$1,109	$17,515
Add:
Depreciation and amortization	22,014		20,555	65,238	49,802
Interest expense	10,624		11,950	35,903	32,468
Income tax benefit	(66)		(275)	(59)	(275)
Non-cash unit compensation expense	2,398		2,347	7,756	6,603
Loss on disposal of assets	3,907		1,684	7,255	3,236
Changes in unrealized derivative instruments	(4,365)		2,616	(3,567)	(4,058)
MSA Fee Waivers	21,125		9,206	36,150	13,963
Acquisition and integration costs and other	7,294		4,908	8,297	5,865
Commercial Services	—		—	—	(4,139)
Adjusted EBITDA	62,860		54,402	158,082	120,980
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount, and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	10,027		10,738	34,042	29,325
Maintenance capital expenditures	3,339		1,499	11,183	4,944
Distributable cash flow attributable to Enviva Partners, LP	49,494		42,165	112,857	86,711
Less: Distributable cash flow attributable to incentive distribution rights	—		7,869	19,030	18,798
Distributable cash flow attributable to Enviva Partners, LP limited partners	$49,494		$34,296	$93,827	$67,913

Cash distributions declared attributable to Enviva Partners, LP limited partners	$43,694		$30,822	$111,807	$84,100

Distribution coverage ratio	$1.13	(1)	1.11	$0.84	0.81
(1) Distribution coverage ratio for the third quarter of 2021 is calculated on a cash basis, which means the unit count includes 7 million of the 16 million units issued on October 14, 2021. The 7 million units are not part of the dividend reinvestment commitment and therefore receive cash distributions on a quarterly basis.

The following table provides a reconciliation of the estimated range of adjusted EBITDA and DCF to the estimated range of net income for Enviva for the twelve months ending December 31, 20211 (in millions):

Twelve Months Ending December 31, 2021
Estimated net income	$ 4.0 - 14.0
Add:
Depreciation and amortization	91.0
Interest expense	48.0
Income tax expense	1.0
Non-cash share-based compensation expense	11.0
Loss on disposal of assets	8.0
Changes in unrealized derivative instruments	(4.0)
MSA Fee Waivers and Support Payments	49.0
Acquisition and integration costs	16.0
Other non-cash expenses	1.0
Estimated adjusted EBITDA	$ 225.0 - 235.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	46.0
Cash income tax expense	—
Maintenance capital expenditures	14.0
Estimated distributable cash flow	$ 165.0 - 175.0

1) The 2021 measures set forth in the table include the expected post-closing results of the assets and operations acquired as part of the Simplification Transaction, but do not reflect a potential recast of our historical results of operations that may result from the Simplification Transaction

The following table provides a reconciliation of the estimated range of adjusted EBITDA and DCF to the estimated range of net income for Enviva for the twelve months ending December 31, 2022 (in millions):

Twelve Months Ending December 31, 2022
Estimated net income	$ 42.0 - 67.0
Add:
Depreciation and amortization	112.0
Interest expense	56.0
Income tax expense	25.0
Non-cash share-based compensation expense	12.0
Loss on disposal of assets	4.0
Changes in unrealized derivative instruments	—
Support Payments	24.0
Acquisition and integration costs	—
Other non-cash expenses	—
Estimated adjusted EBITDA	$ 275.0 - 300.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	55.0
Cash income tax expense	—
Maintenance capital expenditures	10.0
Estimated distributable cash flow	$ 210.0 - 235.0

Important Information for Unitholders

This communication does not constitute a solicitation of any vote or approval.

In connection with the Conversion, Enviva filed a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). Enviva also plans to file other documents with the SEC regarding the Conversion. After the proxy statement has been cleared by the SEC, a definitive proxy statement will be mailed to the unitholders of Enviva. UNITHOLDERS OF ENVIVA ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE CONVERSION THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CONVERSION. Unitholders will be able to obtain free copies of the proxy statement and other documents containing important information once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

Enviva and its general partner’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of Enviva in connection with the proposed transaction. Information about such directors and executive officers is set forth in Enviva’s Annual Report on Form 10-K filed with the SEC on February 25, 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Note Concerning Forward-Looking Statements
The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding the Conversion, Enviva’s ability to consummate the Conversion, the benefits of the Conversion, and Enviva’s future financial performance following the Conversion, as well as Enviva’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, and objectives of management are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Enviva disclaims any duty to revise or update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Enviva cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Enviva. These risks include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate, complete, and integrate acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (v) our inability to successfully execute our project development, expansion, and construction activities on time and within budget; (vi) the creditworthiness of our contract counterparties; (vii) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic conditions; (x) unanticipated ground, grade, or water conditions; (xi) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xii) fires, explosions, or other accidents; (xiii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, or combined heat and power generators; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xviii) risks related to our indebtedness; (xix) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xx) changes in the quality specifications for our products that are required by our customers; (xxi) labor disputes, unionization, or similar collective actions; (xxii) our inability to hire, train, or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) the Conversion may not occur, and even if it were to be completed, we may fail to realize the anticipated benefits; (xxiv) the possibility of cyber and malware attacks; (xxv) our inability to borrow funds and access capital markets; and (xxvi) viral contagions or pandemic diseases, such as COVID-19.

Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Enviva’s expectations and projections can be found in Enviva’s periodic filings with the SEC. Enviva’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Investor Contact:

Kate Walsh
Vice President, Investor Relations
ir@envivapartners.com